UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2011

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	0-30877	77-0481679
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2011, the Executive Compensation Committee of the Board of Directors (the “Committee”) of Marvell Technology Group Ltd. (the “Company”), with the advice and counsel of the Committee’s independent compensation consultants, took the actions described below.

Approval of Equity Incentive Awards

The Committee approved grants of equity awards to each of its named executive officers, which included a mix of service-based stock options and performance-based stock options. All equity awards described below were made pursuant to the Company’s Amended and Restated 1995 Stock Option Plan and were made effective as of the close of business on April 29, 2011. The exercise price of each stock option grant described below is equal to $15.43, the closing price of the Company’s common shares as reported on the NASDAQ Global Select Market on April 29, 2011.

The table below provides the number of service-based stock options granted on April 29, 2011.

Named Executive Officer	Number of Service-Based Stock Options
Dr. Sehat Sutardja	700,000
Clyde R. Hosein	150,000
Dr. Pantas Sutardja	150,000

Each of the service-based stock option awards listed above has a term of 10 years from the date of grant and will vest annually over four years with the first 25% vesting on the first anniversary of April 1, 2011, subject to continued service through each vesting date.

The table below provides the number of performance-based stock options granted on April 29, 2011. If the market-based vesting condition (the “Trigger Event” as described in more detail below) is achieved, each named executive officer will vest in the indicated number of shares. If this performance condition is not achieved, no shares will vest.

Named Executive Officer	Number of Performance-Based Stock Options
	Performance Condition Not Achieved	Performance Condition Achieved
Dr. Sehat Sutardja	0	1,400,000
Clyde R. Hosein	0	300,000
Dr. Pantas Sutardja	0	300,000

The performance-based stock option grants are designed to motivate management to create material and sustained enhancement of shareholder value through the increase of the Company’s market capitalization over the next five years. If the closing price per common share of the Company as reported by the NASDAQ Global Select Market equals or exceeds an average of $24.70 for a period of 200 consecutive trading days prior to the 5th anniversary of the date of grant (the “Trigger Event”), then 100% of the shares subject to the option will vest on the date of the Trigger Event, subject to continued service through both the date of the Trigger Event and April 1, 2013. Each of the performance-based stock options will immediately expire if the Trigger Event does not occur prior to the 5th anniversary of the date of grant.

Each of the foregoing stock options has a term of 10 years from the date of grant.

Approval of Annual Cash Incentive Program

The Committee also approved performance-based objectives and set targets in accordance with the Company’s Executive Performance Incentive Plan, which are designed to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code and the Treasury Regulations thereunder. The fiscal 2012 incentive plan for named executive officers will base actual awards on our performance in four specific dimensions. Three of those are financial metrics (revenue, operating margin and free cash flow margin). The fourth is a “strategic” dimension. The strategic goals incorporate critical initiatives that we believe we must drive aggressively in fiscal 2012 in order to ensure our longer-term success. The degree to which goals are achieved, and the weighting of each of the four dimensions, will ultimately determine the size of the awards that will be payable for fiscal 2012. The maximum amount of awards payable for each of our named executive officers is set forth in the table below:

Named Executive Officer	FY 2012 Base Salary	Target Annual Incentive Opportunity (as % of Base Salary	Maximum Target Payable under Incentive Plan
Dr. Sehat Sutardja	$800,000	150%	$1,440,000
Clyde R. Hosein	$468,000	80%	$449,280
Dr. Pantas Sutardja	$416,000	40%	$199,680

Approval of Salary Adjustment

The Committee approved the following increases to the annual base salary of each named executive officer, effective as of April 1, 2011:

Dr. Sehat Sutardja	$800,000 (from $700,000)
Clyde R. Hosein	$468,000 (from $450,000)
Dr. Pantas Sutardja	$416,000 (from $400,000)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2011

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Clyde R. Hosein
Clyde R. Hosein
Chief Financial Officer and Secretary

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